As filed with the Securities and Exchange Commission on December 8, 1998
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           HEMISPHERX BIOPHARMA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

            (Primary Standard Industrial Classification Code Number)

                                   52-0845822
                      (I.R.S. Employee Identification No.)

                              --------------------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              --------------------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                            Michael H. Freedman, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

      Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Securityholders.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                Proposed        Proposed
                                                Maximum          Maximum
  Title of Each Class of      Amount to be   Offering Price     Aggregate       Amount of
Securities to be Registered   Registered(1)   Per Share(2)   Offering Price  Registration Fee
==============================================================================================
Common Stock(3)                  750,000         $6.50         $4,875,000       $1,477.27
----------------------------------------------------------------------------------------------
Common Stock(4)                  250,000         $6.50         $1,625,000         $492.42
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
TOTAL                          1,000,000                       $6,500,000       $1,969.70
==============================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Common Stock price per share calculated in accordance with Rule 457(c) of the Securities Act using the last sale price for the Common Stock on December 7, 1998.

(3)   Common Stock held by Selling Securityholders.

(4)   Common Stock underlying warrants held by Selling Securityholders.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended ("Securities Act"), or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                                   PROSPECTUS

                  DATED DECEMBER 8, 1998 SUBJECT TO COMPLETION

                           HEMISPHERx BIOPHARMA, INC.

                         750,000 SHARES OF COMMON STOCK
               250,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

      This Prospectus relates to the possible resale from time to time by a selling securityholder ("Selling Securityholder") of up to (i) 750,000 shares of Hemispherx Biopharma, Inc. ("Company") common stock, $.001 par value ("Common Stock"); and (ii) 250,000 shares of Common Stock underlying warrants ("Warrants"). The Common Stock and shares of Common Stock underlying the Warrants are collectively referred to herein as the "Securities". This Prospectus also relates to such presently indeterminate number of additional shares of Common Stock as may be issuable upon exercise of the Warrants, based upon stock splits, stock dividends or similar transactions, in accordance with Rule 416 under the Securities Act of 1933, as amended ("Securities Act").

      The Company will not receive any proceeds from the possible resales by the Selling Securityholders of their respective Securities. The Company will receive gross proceeds of up to $1,600,000 upon exercise of the Warrants. There can be no assurance that any Warrants will be exercised.

      The Selling Securityholders may sell their Securities from time to time, in market transactions, in negotiated transactions, through the writing of options, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling their Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of such Securities for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions.) The Company has agreed to bear all expenses in connection with the registration of the Securities to which this Prospectus relates.

      The Company's Common Stock and Class A Warrants are quoted on the American Stock Exchange ("AMEX") under the symbols HEB and HEB/WS, respectively. On November 27, 1998 the last sale price of the Common Stock and Class A Warrants as reported on AMEX was $7.125 and $3.625, respectively.

THESE SECURITIES ARE HIGHLY SPECULATIVE. THEY INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR ENTIRE INVESTMENT (SEE "RISK FACTORS")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December __, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

      This Prospectus does not contain all of the information set forth in the Registration Statements of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to the Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103 (215) 988-0080.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997;

      (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

      (c) The Company's Registration Statement on Form S-3, File No. 333-45677, which was declared effective by the Commission on February 18, 1998;

      (d) The Company's 1998 Proxy Statement dated May 19, 1998;

      (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 33-93314; and

      (h) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since the Company's fiscal year ended December 31, 1997.

      All documents filed by the Company with the Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere or incorporated by reference elsewhere in this Prospectus, including information under "Risk Factors".

                                   THE COMPANY

      Hemispherx Biopharma, Inc. ("Company") has developed a large body of knowledge in the development and testing of therapeutic products based on nucleic acid technologies. Ampligen, its lead compound, a type of double-stranded RNA, is in advanced human clinical development for various therapeutic indications. It has been clinically evaluated as an investigational drug in over 350 patients for different therapeutic indications. The clinical profile that is emerging from these studies is that the drug has broad-spectrum antiviral and immune modulating activity and is generally well tolerated.

      The Company is currently conducting Phase III human clinical trials for the therapeutic treatment of Myalgic Encephalomyelitis also known as Chronic Fatigue Syndrome (ME/CFS). Ampligen is also under investigation for the treatment of HIV infection. Other disease indications, including hepatitis B and certain cancers, are targeted for further investigation. Clinical trials conducted in the early 1990's indicate that Ampligen may have potential in the treatment of metastatic renal cell cancer and malignant melanoma. The Company plans to explore the possibility of partnerships for the further development in the treatment of these diseases.

      The Company expects to continue its research and clinical efforts for the next several years with significant benefit accruing as a result of certain revenues expected from various cost recovery treatment programs, notably in Canada, Belgium and the United States. However, the Company may continue to incur losses over the next several years due to clinical costs incurred in the continued development of Ampligen for commercial application. Possible losses may fluctuate from quarter to quarter as a result of differences in the timing of significant expenses incurred and receipt of licensing fees and/or cost recovery treatment revenues in Belgium, Canada and the United States. The Company is also pursuing similar programs in other countries, especially within the European Union where resources have been substantially increased with respect to pursuing regulatory approvals.

      As part of its research and development activities, the Company has entered into various collaborative and sponsored research agreements with researchers, universities and government agencies. The Company believes that these agreements provide the Company with access to physicians and scientists with expertise in the fields of clinical medicine, virology, molecular biology, biochemistry, immunology and cellular biology.

      The Company's policy is to file or license patent applications on a worldwide basis to protect technology, inventories and improvements that are considered important to the development of its business. Over the years, the Company has secured a significant patent estate consisting of more than 25 issued U.S. patents and over 300 derivative international filings. Nine additional U.S. patent filings are pending along with their international counterparts. These patents primarily cover the Company's technology platform that involves modifications of nucleic acid polymers to achieve specifically configured base pairs, or to alter nucleic acid structures to trigger dormant components of the body's own immune/antiviral system and/or to inhibit selectively certain human viruses such as hepatitis viruses, herpes viruses, etc. Included is a large set of issued patents and patent applications from Temple University ("Oragen Technology") which have been licensed by the Company on an exclusive basis.

      The development of the Company's products has required and will continue to require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials necessary to bring pharmaceutical products to market and establish commercial production and marketing capabilities. Accordingly, the Company may need to raise additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or form other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing its products.

Product Development

      In the second quarter of 1998, the Company initiated the recruitment of clinical investigators and ME/CFS patients to participate in the Phase III confirmatory placebo-controlled clinical study of Ampligen in the treatment of persons suffering from ME/CFS. The Company has a target of eventually enrolling 230 patients with the severely debilitating form of ME/CFS. As of November 1998, the Company had engaged the services of six clinical investigators to start enrolling patients in the Phase III ME/CFS clinical trial. The Company expects to engage the services of eight to ten investigators in total by the end of March 1999. ME/CFS patients who are not eligible for the Phase III trial in the United Sates may seek treatment under the ME/CFS Cost Recovery Treatment Program now authorized by the Food and Drug Administration ("FDA").

      The Company has entered into research agreements with LabCorp., a subsidiary of Laboratory Corporation of America (NYSE:LH) and Workwell Corporation ("Workwell") to provide high quality diagnostic data during the Phase III study. LabCorp will carry out laboratory diagnostic tests on samples sent from clinical trial sites to its location in Raritan, NJ. Workwell will monitor treadmill oxygen consumption at each clinical trial center. Research and testing for a specific biochemical marker (RNase L), an antiviral enzyme, will be done by R.E.D. Laboratories in Brussels. Initial research data indicates a high degree of correlation between levels of this enzyme and the severity of ME/CFS. These clinical research partners will help provide scientifically valid and quality assured Phase III data in support of securing FDA approval.

      In the first quarter of 1998, the FDA authorized expansion of the ME/CFS cost recovery treatment program. This open treatment protocol with cost recovery has been ongoing since mid-1997 under the auspices of the FDA. Under this protocol, the enrolled patients pay for the Ampligen administered, which totals about $7,000 for a 24 week treatment course.

      At the end of October 1998, patients were also being treated in Belgium and Austria pursuant to ME/CFS Cost Recovery Treatment Programs. The Belgium program was authorized and initiated in 1994. Since inception, over 60 patients have been treated in this program, which is similar to the cost recovery treatment program now in process in the United States. The Company is currently reviewing the records of new patients for possible inclusion in the program. The ME/CFS Cost Recovery Program was initiated in Austria in September 1998. A similar ME/CFS Cost Recovery Treatment Program is ongoing in Canada.

Manufacturing

      In 1994,  the Company  entered  into an  agreement  with  Bioclones,  Ltd.
("Bioclones"), a subsidiary of South African Breweries, Ltd., with respect to the co-development of various RNA drugs, including Ampligen ("Bioclones Agreement"). Pursuant to the Bioclones Agreement, Ribotech, Ltd. ("Ribotech"), was formed in 1994 to produce the raw materials for Ampligen. Ribotech is jointly owned by Bioclones (75.1%) and the Company (24.9%).

      Ribotech has produced raw materials that were accepted for use in the manufacture of Ampligen. The Drug Master File (DMF) has been submitted to the FDA. Ribotech presently has the capacity to produce the materials required to treat approximately 2,000 patients. Plans for a new production plant are being developed. The planned facility will have the capacity to produce the materials needed to treat up to 50,000 patients.

      A liquid formulation process for Ampligen was initiated at Cook Imaging, a U.S. based facility for preparing the large volume parenteral drug products under GMP (Good Manufacturing Practice). This liquid process is more efficient and allows for greater volume manufacturing production needed to meet projected requirements. Results with the product liquid format to date have been encouraging with respect to product stability and ease of handling. The liquid formulation format also eliminates the need for a major pharmacy function nearby the clinical treatment site.

      In the third quarter, the Company informed the FDA of its intention to switch certain patients from the labor intensive lyophilized dosage form of Ampligen to the more convenient ready-to-infuse liquid formulation for the treatment of patients in clinical trials. In addition, the Company submitted a report demonstrating the equivalence of the lyophilized product to the liquid product. This report was based on extensive testing of the liquid product. This liquid product can be manufactured more efficiently and allows for the production of greater volumes of the product. The Company will continue to produce lyophilized product for further clinical development.

      Ribotech currently produces the majority of the biochemicals used for the Company's drug substances and has initiated a program to produce liquid dose product. Ribotech announced the completion of their first pilot run of liquid product in the third quarter. Product produced by this run is currently undergoing extensive testing. In addition to the liquid product, five lots of Ampligen were produced in the third quarter. The Company used these five lots to produce nearly 1,000 doses of lyophilized product and approximately 3,000 doses of liquid product. These doses are to be used in the CFS Cost Recovery Clinical Treatment Programs in the U.S., Canada, Belgium and Austria, as well as in the U.S. Phase III CFS clinical trials.

      The Company also received, tested and released for use in the production of Ampligen 4 kilograms of raw material from Pharmacia Biotech ("Pharmacia"). Pharmacia was formerly a division of Upjohn and has been a long time supplier of raw material used in the production of Ampligen. Pharmacia's production capacity compliments the existing capacity at Ribotech. Pharmacia has a small equity position in the Company.

      The Company completed six (6) months of accelerated and long term stability studies on the liquid formulation product produced by Cook Imaging. These stability studies on liquid formulated product are required by the FDA.

      Management has initiated efforts to identify and locate additional liquid formulation capacity in the U.S. and Europe. The Company anticipates that additional production capacity will be needed in the future.

Distribution/Marketing

      In February 1998, the Company entered into an agreement with Kimberly Home Health Care, Inc. d/b/a Olsten Health Services ("Olsten"). This agreement appoints Olsten as a distributor of products to U.S. patients enrolled in the ME/CFS cost recovery protocol ("AMP 511"). Olsten will maintain an Ampligen inventory for use in treating these patients. In addition, Olsten agreed to provide initially up to $500,000 of support for other clinical program efforts including identification of the potential medical and economic benefits to patients receiving Ampligen. The Company agreed to compensate Olsten for certain services in connection with conducting certain aspects of the clinical programs.

      Olsten has the capability to deliver treatment and services to chronic disease patients including infusion services, home nursing and other medical services through a national network of more than 500 locations. Olsten will also provide various patient education and clinical support services to assist ME/CFS patients in dealing more effectively with this disease. The Company feels that Olsten's participation completes the product delivery process and uniquely meets the needs of ME/CFS patients.

      The Company is presently exploring the possibility of distribution and marketing relationships for the Western European market. Negotiations are under way with a France based multinational pharmaceutical firm.

Europe

      A wholly owned subsidiary named Hemispherx Biopharma Europe NV/S.A has been formed in Europe. This European subsidiary is presently based in Antwerp to serve the needs of the Company in pursuing ME/CFS clinical tests, related clinical treatments and new drug marketing approval in Belgium and other European (European Union) countries. The Company has engaged the services of several senior executives and leading medical experts to pursue this task. The Company experts to file final drug marketing approval documents in the European Union during 1998.

      The European Union ("EU") countries, consisting of 15 members, are in the process of establishing a comprehensive policy with respect to authorizing the marketing of new pharmaceutical products. Instead of the historical procedure whereby individual countries grant national authorizations, the EU has established two systems based on (i) the mutual recognition of authorizations; and (ii) one single authorization to be valid for the 15 member states. The Company is preparing a submission to the EU authorities (European Medicines Evaluation Agency - EMEA) for approval of Ampligen specifically to be used in the EU for treatment of patients with ME/CFS. This submission will contain all available information on the quality, safety and efficacy of Ampligen with respect to ME/CFS in the United States and Europe as of a specific date in 1998. The Company intends to submit this application to the EMEA in December 1998, following an earlier submission of certain summary documents.

      The Company is also evaluating various European facilities to be responsible for affirming overall product quality for use in the EU. This program may involve the packing and distribution of the product to be used in the European Union, including product labeling in the different EU languages required.

Recent Developments

      On September 14, 1998, VMW, Inc. filed a complaint against the Company in the United States District Court, Southern District of New York. The complaint alleges that the Company failed to fulfill its financial obligations to VMW, Inc. with respect to a certain letter agreement pertaining to services. VMW, Inc. claims damages of less than $100,000. The Company is opposing this complaint.

      Ell & Co., and the Northern Trust Company, as Trustee of the AT&T Master Pension Trust filed a complaint against the Company in the Court of Chancery of the State of Delaware in and for New Castle County on September 23, 1998. This complaint alleges that the Company breached its contractual obligations as set forth in the Certificate of Powers, Designations, Preferences and Rights of the Series E Convertible Stock of the Company. The plaintiffs seek to enforce their rights to convert 1,500 shares of Series E Preferred Stock into 750,000 shares of freely traded common stock. The Company maintains that the 1,500 shares of Series E Preferred Stock had been properly redeemed and that the plaintiff is not contractually able to effect a proper conversion into common shares.

      The Company filed a complaint against Manual P. Asensio, Asensio & Company, Inc. and others in the United States District Court for the Eastern District of Pennsylvania on September 30, 1998. The Company alleges the unlawful manipulation and short selling by defendants of the common stock of the Company on the American Stock Exchange on or about September 15, 1998 through the present. The Company alleges, among other things, that the defendants distributed materially false information concerning the Company to the public, thereby damaging the Company and its shareholder equity.

The Year 2000

      The Company's Year 2000 Compliance Program ("Program") is steadily moving forward. The Program was implemented in the spring of 1998 with the objective of
(i) updating and/or replacing aging hardware/software; (ii) establishing new platforms for data bases; and (iii) assuring company-wide Year 2000 ("Y2K") compliance.

      With respect to Y2K compliance, the Program is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. The Program is divided into three groups: clinical, manufacturing and financial. Outside hardware/software consultants have been employed to review all hardware and software in terms of Y2K compliance, as well as upgrades for certain aged equipment. In most cases, it appears that the upgrades will solve the Company's potential Y2K problem.

      Solutions for the Company's clinical group issues have been identified. Management is presently preparing to present the clinical group proposal to the Board of Directors at its upcoming 1998 meeting now scheduled in December 1998. Upon approval, the recommendations could be implemented and in place by March 30, 1999.

      The Company's manufacturing group has also identified the hardware/software to be upgraded to be Y2K compliant. The Company has engaged the services of a developer of integrated systems to review these needs and determine the hardware/software best suited to serve the manufacturing process and data base. The developer's recommendations are to be available by mid-December 1998, at which time the Company will take the appropriate actions. The Company believes that the manufacturing group will be Y2K compliant by May 30, 1999.

      The Company's financial group has identified minor Y2K hardware/software problems and expects to be compliant by December 31, 1998.

      Certain major vendors and suppliers have been contacted and have provided certification that they are Y2K compliant or have provided reports reflecting the status of their Y2K programs. By mid-December 1998, the Company expects to have contacted all major vendors with respect to this matter.

      The total cost of the Program is unknown at this time, but the Company expects that the cost will range from $150,000 to $200,000.

      The  failure  to  correct  a  material  Y2K  problem  could  result  in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Y2K problem, resulting in part from the uncertainty of the Y2K readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Y2K failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Program is expected to significantly reduce the Company's level of uncertainty about the Y2K problem and, in particular, about the Y2K compliance and readiness of its material external agents. The Company believes that, with the implementation of new business systems and completion of the Program as scheduled, the possibility of significant interruptions of normal operations should be reduced.

                                  RISK FACTORS

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

1.    Dependence on Ampligen; Manufacture of Ampligen; Expiration of Patents.

      The Company's principal development efforts are currently focused on Ampligen. While clinical trials of Ampligen have to date produced favorable results, additional trials sponsored by the Company are planned, and no assurance can be given that the drug will ultimately be demonstrated to be safe or efficacious. In addition, while Ampligen has been authorized for use in clinical trials in the United States and other countries, no assurance can be given that additional clinical trials approvals will be authorized in the United States or in other countries in a timely fashion or at all or that such clinical trials will be completed by the Company. No assurance can be given that commercialization of Ampligen in any countries where Ampligen may be approved will prove successful. The Company believes that its extensive patent estate may hinder any competitors from testing and developing Ampligen for particular indications since the Company has patented the use of Ampligen for many disease indications. The Company further believes that the available market for non-patented disease indications for Ampligen which might be available to competitors is minimal since the Company believes, based on laboratory tests, that Ampligen may not be effective against such disease indications; however, no assurances can be given. Willful infringement of the Company's patents by a competitor could result in significant monetary damages to the Company in the event that such infringement was not enjoined by a court of law. Nevertheless, in the event that the Company's patent protection is not adequate for all relevant disease indications, competitors might be able to test, develop and commercialize Ampligen. Additionally, as a result of the Company's dependence on Ampligen, the failure to demonstrate the drug's safety and efficacy in planned clinical trials, to conduct the planned clinical trials, to obtain additional approvals for the drug or to successfully commercialize the drug would have a materially adverse effect on the Company.

2.    No Assurance of Regulatory Approval; Government Regulation.

      The Company's research, preclinical development, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries, including, but not limited to, the Food and Drug Administration ("FDA") in the U.S., the Health Protection Branch of Canada's Department of Health and Welfare ("HPB"), a federal regulatory agency in Canada, and the European Medical Evaluation Agency ("EMEA") in Europe. None of the Company's products has been approved for full commercial sale by the FDA, the HPB, the EMEA or any other foreign regulatory authority and the Company does not expect to achieve profitable operations unless Ampligen receives final regulatory approval and is commercialized successfully. In order to obtain final regulatory approval of a new drug product for an indication, the Company must demonstrate to the satisfaction of the regulatory agency that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product to the applicable regulatory standards. The process of obtaining required regulatory approvals is rigorous and lengthy and has required and will continue to require the expenditure of substantial resources. There can be no assurance that the Company will be able to obtain the necessary regulatory approvals. Unsatisfactory clinical trial results, clinical trials not conducted in accordance with applicable protocol requirements and/or delays in obtaining regulatory approvals would prevent the marketing of products developed by the Company, and pending the receipt of such approvals, the Company will not receive product revenues or royalties.

      Pharmaceutical products and their manufacture are subject to continued review following regulatory approval, and later discovery of previously unknown problems may result in the imposition of restrictions on such products or their manufacture, including withdrawal of the products from the market. Failure to comply with applicable regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. The Company cannot predict the extent to which current or future government regulations might have a materially adverse effect on the production, marketing and sale of the Company's products. Such regulations may delay or prevent clinical trials, regulatory approval, and the manufacture or marketing of the Company's potential products. In addition, such regulation may impose costly procedures upon the Company's activities or furnish a competitive advantage to other companies more experienced in regulatory affairs than the Company and may deplete the Company's liquidity and capital resources.

3.    Additional Financing Requirements.

      The development of the Company's products has required and may continue to require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials that are necessary to bring pharmaceutical products to market and to establish commercial-sale production and marketing capabilities. Based on its current operating plan, the Company anticipates that projected cash flow from operations and currently available financing arrangements will be sufficient to meet the Company's capital requirements for approximately 30 months from the date of this Prospectus. The Company's current cash flow should be sufficient to enable the Company to complete the necessary clinical trials or regulatory approval process for Ampligen for any indication or, if any such approval were obtained, to begin manufacturing or marketing Ampligen on a commercial basis. If not, the Company may need to raise substantial additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing its products. If adequate funds are not available from operations and other sources, and if the Company is not able to raise additional financing on acceptable terms, the Company's business could be materially adversely affected.

      Moreover, because of the Company's long-term capital requirements, it may seek to access the public equity market whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that any additional funding will be available to the Company on terms acceptable to the Company, if at all. Any additional funding may result in significant dilution and could involve the issuance of securities with rights which are senior to those of existing stockholders. The Company may also need additional funding earlier than anticipated, and the Company's cash requirements in general may vary materially from those now planned, for reasons including, but not limited to, changes in the Company's research and development programs, clinical trials, competitive and technological advances, the regulatory process, and higher than anticipated expenses and lower than anticipated revenues from certain of the Company's clinical trials as to which cost recovery from participants has been approved.

4.    Uncertainty Regarding Patents and Proprietary Rights.

      The Company's success will depend, in large part, on its ability to obtain patent protection for its products and to obtain and preserve proprietary information and trade secrets. Consequently, the Company's ability to obtain exclusive rights for the commercial sale of Ampligen is subject to the Company's acquisition of enforceable patents covering the use of the drug for a particular indication. The Company has been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs for the treatment of human immunodeficiency virus ("HIV"). The Company has also been issued a patent on the use of Ampligen in combination with certain other drugs for the treatment of chronic hepatitis B virus ("HBV") and chronic hepatitis C virus ("HCV") and a patent which affords protection on the use of Ampligen in patients with myalgic encephalomyetis, also know as chronic fatigue syndrome ("ME/CFS"). To date, the Company has not been issued any patents in the U.S. for the use of Ampligen as monotherapy for HBV or for any of the cancers which the Company has sought to target. The Company's applications for U.S. patents for the use of Ampligen as monotherapy for HBV and in the treatment of renal cell carcinoma and lung cancer are currently pending, although no assurances can be given that any of such applications will be approved. No assurances can be given that competitors will not seek and obtain patents regarding the use of Ampligen in combination with various other agents (including AZT) for a particular target indication prior to the Company. The Company believes that the existence of the Company's treatment indication patents precludes a competitor from selling an identical or similar product for the same treatment indication without infringing upon the Company's issued patents. No assurance can be given, however, that the Company's patent protection will be adequate to prevent the entry into the market of competitors for all of the Company's treatment indications.

      The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of protection afforded by pharmaceutical and biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford meaningful protection against competitors with similar technology. It is generally anticipated that there may be significant litigation in the industry regarding patent and other intellectual property rights and that such litigation could consume substantial resources of the Company. No assurance can be given that the Company's patents will provide competitive advantages for its products or will not be successfully challenged or circumvented by its competitors. No assurance can be given that patents do not exist or could not be filed which would have a materially adverse effect on the Company's ability to market its products or to obtain or maintain any competitive position the Company may achieve with respect to its products. The Company's patents also may not prevent others from developing competitive products using related technology. Other companies obtaining patents covering products or processes useful to the Company may bring infringement actions against the Company. There can be no assurance that the Company will have the financial resources necessary to enforce patent rights it may hold. As a result, the Company may be required to obtain licenses from others to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain any such licenses on commercially reasonable terms, if at all. The Company licenses certain patents and proprietary information from third parties, some of which patents and proprietary information may have been developed with government grants under circumstances where the government maintained certain rights with respect to the patents/information developed. No assurances can be given that such third parties will adequately enforce any rights they may have or that the rights, if any, retained by the government will not adversely affect the value of the Company's license. Certain of the Company's know-how and technology is not patentable, particularly the procedures for the manufacture of the Company's drug product which are carried out according to standard operating procedure manuals. To protect its rights, the Company has since 1991 required employees and consultants to enter into confidentiality agreements with the Company. There can be no assurance that these agreements will not be breached, that the Company would have adequate and enforceable remedies for any breach, or that any trade secrets of the Company will not otherwise become known or be independently developed by competitors.

5.    Disputes and Legal Proceedings Related to Patent Rights.

      The Company's ownership of one of its patents for the use of Ampligen for the treatment of HIV is the subject of a dispute. Vanderbilt University has advised the Company of its position that employees of the University were the inventors of the patent at issue. The Company does not believe the University's position to have merit, and if the University filed a claim against the Company, the Company would vigorously defend against such an action. If such a claim were filed and if such a claim were found to have merit, the loss of the patent at issue would not have a materially adverse effect on the Company's long range business since the University would be able to limit or prevent only the Company's use of Ampligen in combination with AZT in the treatment of HIV. In the event that the University obtained ownership of the disputed patent, the University could license a third entity to sell Ampligen for a specific combinational treatment. However, without the Company's consent, the Company believes that the commercialization process by a third party would require substantial expenditure to repeat clinical trials and establish a new manufacturing protocol acceptable to regulatory agencies and would require a license from the Company for the use of Ampligen as a component of the combinational requirement. Furthermore, the loss of this patent would not affect the Company's ability to market Ampligen as a monotherapy for HIV which treatment the Company has tested and expects to continue to develop.

6.    History of Losses; Future Profitability Uncertain.

      The Company began operations in 1966 and last reported net profit from 1985 through 1987. Since 1987, the Company has incurred substantial operating losses and as of December 31, 1997, the Company's accumulated deficit was approximately $54 million. The Company has not yet generated significant revenues from its products and could incur substantial and increased losses in the future. Such losses may fluctuate significantly from quarter to quarter. There can be no assurance that the Company will ever achieve significant revenues from product sales or become profitable. The Company's ability to achieve profitable operations is dependent, in large part, on successfully developing products, obtaining regulatory approvals on a timely basis, and making the transition from a research and development firm to an organization producing commercial products or entering into joint ventures or other licensing arrangements. No assurance can be given that the Company's product development efforts will be successfully completed, required regulatory approvals will be obtained, any products will be manufactured and marketed successfully, or profitability will be achieved.

7.    No Assurance of Successful Product Development.

      The development of new pharmaceutical products is subject to a number of significant risks. Potential products that appear to be promising at an early stage of research or development may not reach the market for a number of reasons. Potential products may be found to be ineffective or to have adverse side effects, fail to receive necessary regulatory clearances, be difficult to manufacture on a commercial scale, be uneconomical to market or be precluded from commercialization by proprietary rights of third parties. The Company's products are in various stages of clinical and pre-clinical development; each will need to progress through further clinical studies and appropriate regulatory approval processes before any such products can be marketed.
Generally, only a small percentage of potential therapeutic products are eventually approved by the FDA for commercial sale. The transition from limited production of pre-clinical and clinical research quantities to production of commercial quantities of the Company's products will involve distinct management and technical challenges and will require additional management and technical personnel and capital to the extent such manufacturing is not handled by third parties. There can be no assurance that the Company's efforts will be successful or that any given product will be determined to be safe and effective, capable of being manufactured economically in commercial quantities or successfully marketed.

8.    Manufacturing Experience and Capacity.

      Ampligen is currently produced only for use in its clinical trials, including the Cost Recovery Clinical Treatment Programs, however, the Company is engaged with its partner, Bioclones (as defined below) and other suppliers to increase production capacity. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Although the Company has entered into an agreement with Bioclones Proprietary, Ltd. ("Bioclones"), a biopharmaceutical company which is associated with South African Breweries, Ltd. (together with Bioclones, "SAB")(the "SAB Agreement") which provides for the construction of a new commercial manufacturing facility by a company which is 24.9% owned by the Company, no assurance can be given as to the timing of such construction, and therefore the Company may continue to be dependent on third parties for a portion of the manufacturing and production process. A pilot facility in South Africa is being expanded to provide an increased supply of Ampligen raw material. The construction of the commercial facility is dependent upon the regulatory status of Ampligen (or other products covered by the Company's patents) in various global markets, and no assurance can be given with respect to when, and if, construction will be initiated or completed. The Company intends to utilize third-party facilities if and when the need arises or, if it is unable to do so, to build or acquire commercial-scale manufacturing facilities. The Company will need to comply with regulatory requirements for such facilities, including those of the FDA, HPB and EMEA, pertaining to Good Manufacturing Practices ("GMP") regulations. There can be no assurance that such facilities can be used, built, or acquired on commercially acceptable terms, that such facilities, if used, built, or acquired, will be adequate for the Company's long-term needs. Moreover, there is no assurance that successful manufacture of a drug on a limited scale basis for investigational use will lead to a successful transition to commercial, large-scale production. Small changes in methods of manufacture may affect the chemical structure of Ampligen and other such RNA drugs, as well as their safety and efficacy. Changes in methods of manufacture, including commercial scale-up, can, among other things, require new clinical studies and affect orphan drug status, particularly, market exclusivity rights, if any, under the Orphan Drug Act.

9.    Marketing Experience and Capacity.

      The Company currently has limited marketing or sales capability and to the extent that the Company determines not to, or is unable, to enter into marketing agreements or third party distribution agreements for its products, significant additional resources may be required to develop a sales force and distribution organization. The Company's present agreement with Olsten offers the potential to provide significant marketing and distribution capacity in the United States. Pursuant to the SAB Agreement, the corporate partner will be responsible for fielding an adequate sales force in South America, Africa, United Kingdom, Australia and New Zealand. Nevertheless, there can be no assurance that the Company will be able to establish such arrangements, under the SAB Agreement or otherwise, on terms acceptable to the Company, if at all, or that the cost of establishing such arrangements will not exceed any product revenues, or that such arrangements will be successful. To the extent that the Company enters into co-marketing or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful.

10.   Rapid Technological Change and Substantial Competition.

      The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities than the Company, as well as substantial marketing, financial and managerial resources, and represent significant competition for the Company. Acquisition of, or investments in, competing companies by large pharmaceutical companies could increase such competitors' financial, marketing and other resources. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic effects to products being developed by the Company. These competing products may be more effective and less costly than the Company's products. In addition, conventional drug therapy, surgery and other more familiar treatments will offer competition to the Company's products. Furthermore, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA, HPB, EMEA and other regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining FDA, HPB and EMEA product approvals more rapidly than the Company. If any of the Company's products receive regulatory approvals for any indication and the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited experience. The Company's competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect the Company's ability to develop or exploit its products.

11.   Dependence upon Qualified and Key Personnel.

      Because of the specialized nature of the Company's business, the Company's success will depend, among other things, on its ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such persons. The Company currently depends upon the services of Dr. William A. Carter, its President, Chief Executive Officer and Chairman of the Board, Robert E. Peterson, its Chief Financial Officer and Dr. Carol A. Smith, the Company's Director of Manufacturing and Process Development. Certain key individuals upon whom the Company currently depends, including but not limited to the Company's Medical Director, Dr. David Strayer, are not employees of the Company. In addition, Dr. Smith does not have a written employment agreement with the Company. The continued availability to the Company of the services of these individuals is subject to the policies of the institution which employs them; any change in such policies may have an adverse effect upon the Company's continued retention of the services of these individuals. While the Company has an employment agreement with Dr. William A. Carter, and has secured key man life insurance in the amount of $2 million on the life of Dr. Carter, the loss of Dr. Carter or other key personnel or of the services of such employees of collaborators or the failure to recruit additional personnel as needed could have a materially adverse effect on the Company's ability to achieve its objectives. 12. Dependence on Third Parties.

12.   Dependence on Third Parties.

      The Company's strategy for research, development and commercialization is to rely in part upon collaborative arrangements with third parties in appropriate circumstances. The Company's strategy has led it to enter into various arrangements with universities, research groups, licensors and others. The Company is dependent on a number of important arrangements with third parties. In particular, the Company utilizes the services of employees at Allegheny University and has obtained certain of its technology for Oragen products through a license with Temple University. There can be no assurance that the Company will be able to negotiate additional third party arrangements or continue any existing arrangements on terms acceptable to the Company, if at all, or that key researchers upon whom the Company is dependent will continue to be associated with such universities and/or to work on the Company's products. The loss of any such existing arrangement or key researcher could have a materially adverse effect on the Company. The Company may seek a significant portion of its future capital requirements from arrangements with pharmaceutical companies or others pursuant to arrangements under which, among other things, the Company would receive payment for certain research and development activities in exchange for future royalty payments. There can be no assurance that any such arrangements will be established on a basis acceptable to the Company, if at all, or if established, will be scientifically or commercially successful. The failure to achieve such arrangements on satisfactory terms could have a materially adverse effect on the Company. The Company is dependent upon certain third party suppliers for key components of its proposed products and for substantially all of the production process. The failure to continue arrangements with such third parties or obtain satisfactory substitute arrangements could have a materially adverse effect on the Company.

13. Impact of Potential AMEX Delisting on Marketability of Securities; Broker-Dealer Sales of the Company's Securities.

      The Company's Common Stock and Class A Warrants trade on AMEX. AMEX has rules which establish criteria for the continued listing of securities on AMEX. Generally, AMEX will consider delisting or suspending a company based on, among other things, the following criteria: stockholders' equity, operating losses, reduced market value of publicly held shares, substantial disposition of assets, and total number of shareholders.

      If the Company were to continue to incur operating losses, it might be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from AMEX. If the Company's securities are delisted, an investor would find it more difficult to dispose of the Company's securities or to obtain accurate quotations as to the price of the Company's securities and it could have an adverse effect on the coverage of news concerning the Company. In addition, if the Company's securities were delisted, they would likely be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale, as well as disclosing certain information concerning the risks of purchasing low-priced securities on the market for such securities. Consequently, delisting, if it occurred, would adversely affect the ability of broker-dealers to sell the Company's securities and would make subsequent financing more difficult.

14.   Product Liability Exposure.

      As with most pharmaceutical companies, the Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products results in adverse effects. Such liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing such products on behalf of the Company. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company currently maintain worldwide product liability insurance coverage.

15.   Uncertainty of Health Care Reimbursement and Potential Legislation.

      The Company's ability to successfully commercialize its products will depend, in part, on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and from time to time legislation is proposed which, if adopted, could further restrict the prices charged by and/or amounts reimbursable to manufacturers of pharmaceutical products. The Company cannot predict what, if any, legislation will ultimately be adopted or the impact of such legislation on the Company. Reimbursement from government agencies may become more restricted in the future. The Company also understands that there is increasing political pressure in Canada to limit health care costs; no assurances can be given that the legislative or regulatory results, if any, of such pressure will not have an adverse impact on the Company. Furthermore, there can be no assurance that third party insurance companies will allow the Company to charge and receive payments for its products sufficient to realize an appropriate return on its investment in product development. The Company's potential products represent a new mode of therapy, and the Company expects that the costs associated with purchasing and administering its products will be substantial. There can be no assurance that the Company's proposed products, if successfully developed, will be considered cost effective to third-party payers, that reimbursement will be available or, if available, that the timing and amount of such payors' reimbursement will not adversely affect the Company's ability to sell its products on a profitable basis.

16.   Hazardous Materials.

      The Company's business involves the controlled use of hazardous materials, carcinogenic chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident or the failure to comply with applicable regulations, the Company could be held liable for any damages that result, and any such liability could be significant. The Company does not maintain insurance coverage against such liabilities. The Company is also subject to a variety of laws and regulations relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with any of such regulations could subject the Company to, among other things, third party damage claims, civil penalties and criminal liability.

17.   Possible Volatility of Stock Price.

      The stock market in general and biotechnology and pharmaceutical stocks in particular have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Common Stock and Warrants, like the stock prices of many publicly traded biotechnology and smaller pharmaceutical companies, may be highly volatile. Announcements of technological innovations, regulatory matters or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of pharmaceutical products, economic and other external factors, and period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock and Warrants.

18.   Shares Eligible for Future Sale; Registration Rights.

      A substantial amount of the Company's outstanding Common Stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Absent registration under the Securities Act or the availability of an exemption under the Securities Act, the sale of such shares is subject to Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, if the Common Stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under

Rule 144(k), without regard to any of the volume limitations described above. In addition, the Company has issued warrants to purchase 2,750,000 shares of Common Stock ("Rule 701 Warrants") in reliance upon the provisions of Rule 701 of the Securities Act, pursuant to which, in certain circumstances, such Rule 701 Warrants may be sold. Certain holders of Common Stock have executed lock up agreements with the Company. The sale, or availability for sale, of substantial amounts of the Company's securities in the public market subsequent to this Prospectus, including the securities issued pursuant to Rule 144, Rule 701 or otherwise, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 and Rule 701 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company.

19.   Exercise of Warrants May Have Dilutive Effect on Market.

      The Warrants provide for, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.

20.   Conflicts of Interest.

      All of the members of the Company's Scientific Advisory Board are employed other than by the Company and may have commitments to or consulting or advisory contracts with other entities (which may include competitors of the Company) that may limit their availability to the Company. While each member of the Company's Scientific Advisory Board does execute a non-disclosure and non-competition agreement with respect to proprietary data that he or she receives from the Company, there can be no assurance that these agreements will absolutely protect the Company from the results of such data being revealed, accidentally or otherwise, by a member of its Scientific Advisory Board.

21.   Historic Absence of Dividends.

      The Company intends to retain future earnings, if any, to provide funds for the operations of its business and, accordingly, does not anticipate paying any cash dividends on its Common Stock in the reasonably foreseeable future. The last cash dividend was paid to shareholders in 1989.

22.   The Year 2000.

      The use of computer systems that rely on two-digit programs to perform computations or other functions may cause such systems to malfunction with respect to the year 2000 and subsequent years. Like many other entities, the Company is currently assessing its computer software and database with respect to its functionality beyond the turn of the century. The extent and estimated cost of the modifications which will be required are expected to be $150,000 to $200,000, these expenditures will not have a material effect on the financial condition and results of operations of the Company. There can be no assurance, however, that the year 2000 problem will be resolved successfully and in a timely fashion or that any failure or delay by the Company or any third parties which interact with the Company in achieving year 2000 compliance will not have an adverse effect on its operations.

                                 USE OF PROCEEDS

      The Company will not receive proceeds from any resale of the Selling Securityholder Securities. The proceeds to be received by the Company from the exercise of the Warrants (assuming all of such securities are exercised), will be $1,600,000. The Company intends to use such proceeds for general corporate purposes. Pending use of the proceeds, they will be invested in short term, interest bearing securities or money market funds.

                                    DILUTION

      The following discussion is based on the issuance of the Common Stock and assumes that all of the Warrants are exercised:

      As of September 30, 1998, the net tangible book value of the Common Stock, based on the balance sheet at September 30, 1998, was $14,774,800 or $.60 per share. Net tangible book value per share represents the amount of the assets, $17,016,416, less intangible assets of $1,325,474 and liabilities of $916,142, divided by the number of shares outstanding, 24,692,340. Without taking into account any other changes in the net tangible book value of the Company after September 30, 1998, upon the issuance of the Common Stock and the exercise of the Warrants, and the receipt of the net proceeds therefrom ($1,600,000), the pro forma net tangible book value of the Common Stock, would be $16,374,800. Upon dividing the pro forma net tangible book value by the pro forma amount of Common Stock outstanding (24,942,340), the pro forma net tangible book value per share is $.66 per share, representing an immediate increase in the net tangible book value of $.06 per share to the present shareholders. Dilution to new investors, since new investors will purchase shares at varying and fluctuating prices, represents the difference between the market price of the Common Stock and the pro forma net tangible book value per share after the issuance of all the shares of Common Stock issuable upon exercise of the Warrants.

                       RESALES BY SELLING SECURITYHOLDERS

      This Prospectus relates to the proposed resale by the Selling Securityholders of the Securities. The following table sets forth as of November 18, 1998 certain information with respect to the persons for whom the Company is registering the Securities for sale to the public except as footnoted below. None of such persons has had a material relationship with or has held any position or office with the Company or any of its affiliates within three years, other than as footnoted below. The Company will not receive any of the proceeds from the sale of the Securities. If the Warrants are exercised, the Company would receive $1,600,000.

                               Securities                         Securities
                              Owned Prior       Securities          Owned
                             to Offering(1)   Offered Herein    After Offering
                             --------------   --------------    --------------
Name of Selling            Common
Securityholders            Stock    Warrants   Common Stock     Amount      %
---------------            -----    --------   ------------     ------     ---

Value Management and      750,000    250,000   1,000,000(2)        0        0
 Research AG

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days of November 18, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2) Includes (i) 200,000 shares of Common Stock underlying the Warrants. The Warrants are exercisable during the five year period commencing April 30, 1998, at exercise prices ranging from $4.00 to $10.00 per share; and (ii) 50,000 shares of Common Stock underlying a Warrant exercisable during the five year period commencing July 10, 1998 at an exercise price of $4.00.

                              PLAN OF DISTRIBUTION

      The Selling Securityholders may offer and sell shares of Common Stock and Warrants from time to time in the discretion of the Selling Securityholders on AMEX or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated prices. The distribution of the shares of Common Stock and Warrants may be effected from time to time in one or more transactions including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock and Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Securityholders and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers or agents to participate. From time to time, one or more of the Selling Securityholders may pledge, hypothecate or grant a security interest in some or all of the common Stock owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Securityholders hereunder. In addition, the Selling Securityholders may from time to time sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Common Stock offered hereby may be used to cover such short sale.

      Sales of Selling Securityholders' Common Stock and Warrants may also be made pursuant to Rule 144 under the Securities Act, where applicable. The Selling Securityholders' shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of Common Stock by the Selling Securityholders.

      To the extent required under the Securities Act, the aggregate amount of Selling Securityholders' Common Stock and Warrants being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock and Warrants may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Selling Securityholders' shares of Common Stock and/or Warrants, for whom they may act. In addition, sellers of Selling Securityholders' shares of Common Stock and/or Warrants may be deemed to be underwriters under the Securities Act and any profits on the sale of Selling Securityholders' shares of Common Stock or Warrants by them may be deemed to be discounts or commissions under the Securities Act. Selling Securityholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

      From time to time each of the Selling Securityholders may transfer, pledge, donate or assign Selling Securityholders' shares of Common Stock and Warrants to lenders, family members and others and each of such persons will be deemed to be a "Selling Securityholder" for purposes of this Prospectus. The number of Selling Securityholders' shares of Common Stock and Warrants beneficially owned by those Selling Securityholders who so transfer, pledge, donate or assign Selling Securityholders' shares of Common Stock or Warrants will decrease as and when they take such actions. The plan of distribution for Selling Securityholders' shares of Common Stock and Warrants sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Securityholders hereunder.

      Including, and without limiting the foregoing, in connection with distributions of the Common Stock, a Selling Securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Securityholder. A Selling Securityholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Securityholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon default may sell or otherwise transfer the pledged Common Stock.

      Under applicable rule and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not bid for or purchase shares of Common Stock during a period which commences one business day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Securityholder.

      The Company is bearing all costs relating to the registration of the shares of Common Stock (other than fees and expenses, if any, of counsel or other advisors to the Selling Securityholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of Common Stock and Warrants will be borne by the Selling Securityholder selling such shares of Common Stock or Warrants.

                          TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock and Warrants of the Company is Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004.

                                 LEGAL MATTERS

      The legality of the shares offered hereby has been passed upon for the Company by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                    EXPERTS

      The consolidated financial statements of the Company and subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expense incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information........................................................  3
Prospectus Summary...........................................................  5
Risk Factors................................................................. 12
Use of Proceeds.............................................................. 24
Dilution..................................................................... 24
Resales by Selling Securityholders........................................... 25
Plan of Distribution......................................................... 26
Transfer Agent............................................................... 27
Legal Matters................................................................ 28
Experts...................................................................... 28
Disclosure of Commission Position on Indemnification......................... 28

                              --------------------

Until , 1998 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      SEC Registration Fee                                     $ 2,159.09
      Printing                                                 $ 2,500*
      Legal Fees and Expenses                                  $ 10,000*
      Accounting Fees and Expenses                             $ 2,500*
      Miscellaneous Expenses (including travel
      and promotional expenses)                                $ 1,000*
               TOTAL                                           $18,159*

      *Estimated

      The Selling Securityholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

      The Restated Certificate of Incorporation of the Company provides as follows:

            No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction form which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the Company's present and former officers and directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Company's Restated Certificate of Incorporation generally requires the Company to indemnify directors and officers to the fullest extent permissible under Delaware law.

      The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals.

Item 16. Exhibits and Financial Statement Schedule

      (a) The following exhibits are filed herewith:

      Exhibit No.                Description
      -----------                -----------

        (1)1.1          Form of Underwriting Agreement

        (1)1.2          Form of Selected Dealer Agreement

        (1)1.3          Form of Agreement Among Underwriters

        (1)3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended, along with Certificates of Designations, Rights and Preferences of Series A1, A2, B and C Preferred Stock, as amended

        (1)3.2          By-laws of Registrant, as amended

        (2)3.3          Certificate of Designations of Series D Preferred Stock

        (2)3.4 Certificate of Correction to Certificate of Designations of Series D Preferred Stock

        (3)3.5          Certificate of Designations of Series E Preferred Stock

        (1)4.1          Specimen  certificate  representing  Registrant's Common
                        Stock

        (1)4.2          Form of Class A Redeemable Warrant Certificate

        (1)4.3          Form of Underwriter's Unit Option Purchase Agreement

        (1)4.4 Form of Class A Redeemable Warrant Agreement with Continental Stock Transfer and Trust Company

        5.1 Opinion of Silverman, Collura & Chernis, P.C. with respect to legality of the securities of the Registrant being registered

        (1)10.1         Registration Rights Agreement, dated as of May 9, 1989

        (1)10.2         Subordination Agreement, dated as of September 18, 1992

        (1)10.3         Series  A1  and  Series  A2  Preferred   Stock  Purchase
                        Agreement, dated as of January 22, 1991

        (1)10.4 Sixth Amendment Agreement, dates as of March 31, 1994, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

        (1)10.5 Seventh Amendment Agreement, dated as of January 1, 1995, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

        (1)10.6 Form of Series C Preferred Stock Subscription Agreement, dated as of June 22, 1993

        (1)10.7 Form of Series C Debt Subscription Agreement, dates as of June 30, 1993

        (1)10.8 Form of Note issued with respect to Series C Debt Subscription Agreement, dated as of June 30, 1993

        (1)10.9 Form of Warrant issued with respect to Series C Debt Subscription Agreement, dated as of June 30, 1993

        (1)10.10        Cohn Restructuring Agreement, dated as of March 31, 1994

        (1)10.11        Form   of   Warrant   issued   with   respect   to  Cohn
                        Restructuring Agreement, dated as of March 31, 1994

        (1)10.12        Note   issued   with   respect  to  Cohn   Restructuring
                        Agreement, dated as of March 31, 1994

        (1)10.13 Letter Agreement, dated April 14, 1994 between the Registrant and Maryann Charlap and Promissory Notes

        (1)10.14 Letter Agreement, dated July 13, 1994 between Bridge Ventures, Inc. and the Registrant

        (1)10.15        Letter   Agreement  dated  September  20,  1994  between
                        Maryann Charlap and Lloyd DeVos

        (1)10.16 Letter Agreement, dated November 1, 1994 among the Registrant, Bridge Ventures, Inc. and Myron Cherry

        (1)10.17        Form of Bridge Loan Agreement and Promissory Note

        (1)10.18        [Intentionally left blank]

        (1)10.19 Form of Registration Rights Agreement issued pursuant to 1994 Common Stock Financing Subscription Agreement

        (1)10.20 Form of Proxy issued pursuant to 1994 Common Stock Financing Subscription Agreement

        (1)10.21 Standby Financing Agreement, dated June 2, 1995, as amended September 20, 1995

        (1)10.22        Tisch/Tsai   Entities  Stock  Pledge  Agreement,   dated
                        February 28, 1995

        (1)10.23        Tisch/Tsai Entities Settlement Agreement, dated February
                        28, 1995

        (1)10.24        Form of Promissory Note with Tisch/Tsai Entities

        (1)10.25        Form of Warrant with Tisch/Tsai Entities

        (1)10.26        Letter  Agreement,   dated  May  4,  12995  between  the
                        Registrant and Gerald Brauser

        (1)10.27        Brauser Note, dated May 2, 1995

        (1)10.28        1990 Stock Option Plan

        (1)10.29        1992 Stock Option Plan

        (1)10.30        1993 Employee Stock Purchase Plan

        (1)10.31        Form  of  Confidentiality,   Invention  and  Non-Compete
                        Agreement

        (1)10.32        Form of Clinical Research Agreement

        (1)10.33        Form of Collaboration Agreement

        (1)10.34 Employment Agreement by and between the Registrant and John R. Rapoza, dated May 18, 1992

        (1)10.35 Employment Agreement by and between the Registrant and James R. Owen, dated September 21, 1992

        (1)10.36 Amended and Restated Employment Agreement by and between the Registrant and Dr. William A. Cater, dated as of July 1, 1993

        (1)10.37 Employment Agreement by and between Registrant and Harris Freedman, dated August 1, 1994

        (1)10.38 Employment Agreement by and between the Registrant and Sharon Will, dated August 1 1994

        (1)10.39 License Agreement by and between the Registrant and the Johns Hopkins University, dated December 31, 1980

        (1)10.40 Technology Transfer, Patent License and Supply Agreement by and between the Registrant, Pharmacia LKB Biotechnology Inc., Pharmacio P-L Biochemicals Inc. and E.I. du Pont de Nemours and Company, dated November 24, 1987

        (1)10.41        Pharmaceutical   Use  Agreement,   by  and  between  the
                        Registrant and Temple University, dated August 3, 1988

        (1)10.42 Assignment and Research Support Agreement by and between the Registrant, Hahnemann University and Dr. David Strayer, Dr. Isadore Brodsky and Dr. David Gillespie, dated June 30, 1989

        (1)10.43 Lease Agreement between the Registrant and Red Gate III Limited Partnership, dated November 1, 1989, relating to the Registrant's Rockville, Maryland facility

        (1)10.44 Fee Agreement between the Registrant and Choate, Hall & Stewart, dated January 27, 1993

        (1)10.45 Settlement and Release Agreement between the Registrant and Lloyd DeVos, dated August 18, 1994

        (1)10.46        Agreement   between   the   Registrant   and   Bioclones
                        (Proprietary) Limited

        (1)10.47        Licensing Agreement with Core BioTech Corp.

        (1)10.48        Licensing Agreement with BioPro Corp.

        (1)10.49        Licensing Agreement with BioAegean Corp.

        (1)10.50 Letter Agreement, dated may 12, 1992, between the Registrant and Dr. Werner E.G. Muller

        (1)10.51        Amendment,  dated August 3, 1995,  to Agreement  between
                        the  Registrant  and  Bioclones   (Proprietary)  Limited
                        (contained in Exhibit 10.46)

        (1)10.52 Agreement, dated July 16, 1995, between the Registrant, Vernacular Communications, Inc. Gerald Souham, Mitchell
                        L. Reisman, Craig S. O'Keefe and Robert C. Conaboy

        (1)10.53 Agreement, dated June 27, 1995, between the Registrant and The Sage Group

        (1)10.54        Form of Indemnification Agreement

        (1)10.55        Agreement,   dated  September  13,  1995,   between  the
                        Registrant and River Pharma Inc.

        (2)10.56 Series D Preferred Stock Subscription Agreement, dated June 28, 1996

        (2)10.57 Series D Preferred Stock Registration Rights Agreement, dated June 28, 1996

        (2)10.58        GFL  Advantage   Fund  Limited   Common  Stock  Purchase
                        Warrant, dated June 28, 1996

        (3)10.59        Series E Preferred Stock Registration Rights Agreement

        10.60 Value Management & Research, AG Subscription Agreement dated July 20, 1998

        (1)11           Calculation of Earnings Per Share

        (1)14.1         Material Foreign Patents

        (1)21           Subsidiaries of the Registrant

        23.1            Consent of Silverman,  Collura,  Chernis & Balzano, P.C.
                        (included in Exhibit 5.1)

        23.2            Consent of KMPG Peat Marwick LLP


(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 33-93314) declared effective by the Securities and Exchange Commission on November 2, 1995.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-8941) declared effective by the Securities and Exchange Commission on September 16, 1996.

(3) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-24983) declared effective by the Securities and Exchange Commission on April 18, 1997.

      b.    Financial Statement Schedules.

      All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statement or the Notes thereto.

Item 17. Undertakings.

      (a)   Rule 415 Offerings.

      The undersigned issuer hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

      (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b)   Request for acceleration of effective date.

      (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on November 30, 1998.

                                    HEMISPHERX BIOPHARMA, INC.

                                    By: /s/ William A. Carter
                                        ----------------------------------------
                                        William A. Carter, President and CEO

      In  accordance   with  the   requirements  of  the  Securities  Act,  this
Registration statement was signed by the following persons in the capacities and on the dates stated.

      Signature                      Title                           Date
      ---------                      -----                           ----

                           Principal Executive Officer
                           and Chairman of the Board
/s/ William A. Carter      and as Power of Attorney
------------------------   for Members of the Board            November 30, 1998
William A. Carter, M.D.

/s/ Robert E. Peterson     Principal Financial Officer and
------------------------   Principal Accounting Officer        November 30, 1998
Robert E. Peterson

/s/ Richard C. Piani       Director                            November 23, 1998
------------------------
Richard C. Piani

/s/ Ransom W. Etheridge    Director                            November 25, 1998
------------------------
Ransom W. Etheridge

/s/ William Mitchell       Director                            November 24, 1998
------------------------
William Mitchell